Exhibit 99.2

PRESS RELEASE

VerticalBuyer, Inc.
1661 East Main Street
Easley, SC 29640
Contact: Nancy K. Hedrick
Phone: (864) 855-3900

VERTICALBUYER, INC. ANNOUNCES PURCHASE OF MAJORITY INTEREST IN

COMPANY, NEW BOARD AND OFFICERS

AND REVERSE STOCK SPLIT

Easley, SC—January 31, 2005—VerticalBuyer, Inc. (OTCBB: VBYR)(the “Company”) today announced that Computer Software Innovations, Inc., a South Carolina corporation (“CSI”) has purchased a controlling stake in the Company from Maximum Ventures, Inc., a New York corporation (“Maximum”). CSI purchased from Maximum 13,950,000 shares representing approximately 77% of the Company’s outstanding common stock. The purchase price for the shares was $450,000, with approximately $53,000 of that amount going to satisfy outstanding liabilities of the Company. CSI also reimbursed Maximum for certain of its legal expenses.

The purchase by CSI was made in contemplation of a merger, whereby CSI would merge into the Company and thereby gain a broader investor base and report to the Securities and Exchange Commission. The Company reports to the Commission under Section 15(d) of the Securities Exchange Act of 1934, as amended, and has existed as a shell corporation since discontinuing its fiber optic lighting sales and industry-specific internet news portal development operations in September 2001. CSI has indicated that such a merger is conditioned upon the raising of additional capital. The Company and CSI are currently engaged in negotiations with a potential investor.

CSI, organized in 1989 and privately held, develops proprietary fund accounting software applications and provides network integration solutions for local government and education. CSI serves clients located in South Carolina, North Carolina and Georgia, consisting primarily of schools (K through 12 and higher education), municipalities, non-profit organizations and other local governments. CSI’s executive offices are located at 1661 East Main Street, Easley, South Carolina 29640. The Company intends to file a Form 8-K shortly which will contain financial statements of CSI.

NEW DIRECTORS AND OFFICERS

In connection with the purchase of the shares by CSI from Maximum, Mr. Abraham Mirman resigned as President, CEO and sole Director of the Company and Mr. Chris Kern resigned as the Company’s CFO. Immediately prior to Mr. Mirman’s resignation, Anthony Sobel, Tom Butta and Shaya Phillips were appointed as directors of the Company. Mr. Sobel is Chairman of the Board and currently serves as the CEO of Montana Metal Products. Mr. Butta is CEO of SuperStock and President of a21, Inc., both companies engaged in the business of stock imaging. Mr. Phillips is currently Assistant Vice President of IT at the Fashion Institute of Technology.

The newly elected officers of the Company are Nancy Hedrick, President; Joe Black, Interim CFO; Beverly Hawkins, Secretary; and William Buchanan, Treasurer. Ms. Hedrick is President of CSI. Ms. Hawkins serves as Vice President of Support Services of CSI and Mr. Buchanan is Vice President of Engineering. Joe Black, the current CFO of CSI, was elected Interim CFO of the Company. He has agreed to serve until a permanent chief financial officer can be retained.

Exhibit 99.2

REVERSE STOCK SPLIT

The Board of Directors of the Company also approved a reverse stock split in order to facilitate a potential merger with CSI. In the reverse stock split, every 40 shares of the Company’s common stock issued and outstanding on the record date, February 10, 2005, will be converted and combined into one share of post-split shares, and the par value of all shares of common stock will be eliminated. The reverse split will be effectuated pursuant to an amendment to the Company’s Certificate of Incorporation and payable on February 11, 2005. No fractional shares will be issued, nor any cash paid in lieu thereof. Rather, all fractional shares will be rounded up to the next highest number of post-split shares and the same shall be issued to any beneficial holder of such pre-split shares which would have resulted in fractional shares. Accordingly, each beneficial holder of the Company’s common stock will receive at least one post-split share and no shareholders will be eliminated. Continental Stock Transfer & Trust Company, New York, New York, the Company’s transfer agent, will serve as exchange agent for the reverse stock split.

The reverse split has been approved by the shareholders of the Company, by CSI acting as majority shareholder pursuant to a written consent. A notice to shareholders of such action by written consent will be forwarded to all of the Company’s shareholders shortly, as required under Delaware law.

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